                                TOLLING AGREEMENT



                                     BETWEEN



                          EL PASO FIELD SERVICES, L.P.



                                       AND



                         DELOS OFFSHORE COMPANY, L.L.C.





                                   dated as of


                                 OCTOBER 1, 2001

                                TABLE OF CONTENTS

SECTION                                                                                                         PAGE
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
Article 1 DEFINITIONS.............................................................................................2
     1.1      Specific Terms......................................................................................2
     1.2      Other Terms.........................................................................................8
     1.3      Construction........................................................................................8

Article 2 DEDICATION, COMMITMENT, TENDER OF COMMITTED GAS AND USE OF CHACO PLANT..................................8
     2.1      Dedication, Commitment, Tender of Committed Gas and Use of Chaco Plant..............................8
     2.2      Tender of the Committed Gas.........................................................................9
     2.3      Processing Quantity.................................................................................9
     2.4      No Minimum Volume...................................................................................9
     2.5      Covenants of EPFS...................................................................................9
     2.6      Covenants of Delos.................................................................................10
     2.7      Utilization Rights.................................................................................10

Article 3 POINT OF Delivery......................................................................................11
     3.1      Delivery of Committed Gas..........................................................................11
     3.2      Rate and Pressure..................................................................................11
     3.3      Gas Measurement....................................................................................11

Article 4 TOLLING TERMS AND CONDITIONS...........................................................................11
     4.1      Tolling Services and Redelivery of Product and Residue Gas.........................................11
     4.2      Audit..............................................................................................11
     4.3      Facilities.........................................................................................12
     4.4      Additions and Expansions...........................................................................12
     4.5      Release of Capacity................................................................................12
     4.6      Permitted By-Pass of the Chaco Plant...............................................................12

Article 5 QUALITY................................................................................................13
     5.1      Committed Gas......................................................................................13
     5.2      Residue Gas and Product............................................................................13

Article 6 POINTS OF REDELIVERY...................................................................................13
     6.1      Delivery of Residue Gas and Product................................................................13

Article 7 TITLE AND RISK OF LOSS.................................................................................13
     7.1      Title..............................................................................................13
     7.2      Risk of Loss.......................................................................................13

Article 8 COMPENSATION TO DELOS..................................................................................14
     8.1      Fees...............................................................................................14
     8.2      Chaco Plant Thermal Reduction......................................................................14
     8.3      Other Costs........................................................................................14

Article 9 MEASUREMENT............................................................................................14
     9.1      Measurement Standards..............................................................................14
     9.2      Measuring Stations.................................................................................14

SECTION                                                                                                         PAGE
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
Article 10 BILLING AND PAYMENT...................................................................................15
     10.1     Statement..........................................................................................15
     10.2     Payment............................................................................................15
     10.3     Examination of Books and Records...................................................................15

Article 11 STORAGE...............................................................................................16

Article 12 WARRANTIES APPLICABLE TO COMMITTED GAS,  RESIDUE GAS AND PRODUCT......................................16
     12.1     EPFS' Warranty.....................................................................................16
     12.2     Delos' Warranty....................................................................................16
     12.3     General............................................................................................16

Article 13 ROYALTIES AND TAXES...................................................................................16
     13.1     Royalties..........................................................................................16
     13.2     Taxes..............................................................................................17

Article 14 FORCE MAJEURE.........................................................................................17
     14.1     Force Majeure Events...............................................................................17
     14.2     Notice of Force Majeure............................................................................18
     14.3     No Extension.......................................................................................18
     14.4     Effect of Force Majeure............................................................................18
     14.5     Resolution.........................................................................................18

Article 15 INDEMNITY.............................................................................................19
     15.1     Indemnification by Delos...........................................................................19
     15.2     Indemnification by EPFS............................................................................19
     15.3     General Indemnification............................................................................19

Article 16 LIMITATION OF LIABILITY...............................................................................20
     16.1     Time Limitation....................................................................................20
     16.2     Actual Direct Damages..............................................................................20

Article 17 NOTICES...............................................................................................20
     17.1     Delivery of Notices................................................................................20
     17.2     Method of Redelivery...............................................................................21
     17.3     Notice Date........................................................................................21

Article 18 TERM AND TERMINATION..................................................................................21
     18.1     Term...............................................................................................21
     18.2     Termination........................................................................................21
     18.3     Rights and Obligations Upon Termination............................................................22

Article 19 REPRESENTATIONS AND WARRANTIES........................................................................22
     19.1     EPFS Warranties....................................................................................22
     19.2     Delos Warranties...................................................................................23

Article 20 CONFIDENTIALITY.......................................................................................23
     20.1     Confidential Information...........................................................................23
     20.2     Confidentiality Waiver.............................................................................24

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SECTION                                                                                                         PAGE
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
Article 21 DISPUTE RESOLUTION PROCEDURE..........................................................................24
     21.1     Submission to the Parties..........................................................................24
     21.2     Submission to Mediator.............................................................................24
     21.3     Submission to Arbitration..........................................................................25

Article 22 MISCELLANEOUS.........................................................................................27
     22.1     Waiver.............................................................................................27
     22.2     Assignment.........................................................................................27
     22.3     Governing Law and Venue............................................................................27
     22.4     Construction and Interpretation....................................................................27
     22.5     Counterpart Execution..............................................................................27
     22.6     Entire Agreement; Modification.....................................................................28
     22.7     No Third Party Beneficiaries.......................................................................28
     22.8     Exhibits and Schedules.............................................................................28
     22.9     Further Assurances.................................................................................28
     22.10    Severability.......................................................................................28
     22.11    Cumulative Rights, Obligations and Remedies........................................................28
     22.12    Compliance With Laws...............................................................................28
     22.13    Federal Income Tax Consideration...................................................................29
     22.14    Survival...........................................................................................29
     22.15    Conflicts..........................................................................................29
     22.16    Required Consents..................................................................................29



Exhibit A:        Site and Plant Descriptions

Exhibit B:        Contracts and Agreements

Exhibit C:        Points of Delivery, Points of Redelivery, and Measurement

Exhibit D:        Gathering System

Exhibit E:        Claims and Disputes

Exhibit F:        Code Section 467 Payment and Interest Allocation Schedule

                                TOLLING AGREEMENT


         This Tolling Agreement dated as of October 1, 2001, is by and between EL PASO FIELD SERVICES, L.P., a Delaware limited partnership, whose principal address is Four Greenway Plaza, Houston, Texas 77046 ("EPFS"), and DELOS OFFSHORE COMPANY, L.L.C., a Delaware limited liability corporation, whose principal address is Four Greenway Plaza, Houston, Texas 77046 ("DELOS"). EPFS and Delos are sometimes hereinafter referred to as the "PARTIES" and individually as a "PARTY".

                                  INTRODUCTION

         1. EPFS currently owns the Gathering System (herein defined) and certain related facilities, which are located in the San Juan Basin area of New Mexico and deliver natural gas to the Chaco Plant (herein defined);

         2. Pursuant to a Participation and Credit Agreement (herein defined) entered into in 1995 among some unrelated parties and a business trust, El Paso New Chaco Company, L.L.C., a subsidiary of EPFS ("NEW CHACO"), currently leases and operates the Chaco Plant and has the right to purchase the Chaco Plant in 2002;

         3. EPFS, individually and through its subsidiaries, provides natural gas gathering services (via the Gathering System) and processing services (via the Chaco Plant and the Conoco/Blanco Plant) to producers and other shippers under natural gas gathering agreements, processing agreements and similar arrangements;

         4. EPFS and Delos desire for Delos to obtain certain rights to the Chaco Plant and certain benefits of EPFS' existing and future processing rights with respect to natural gas gathered by the Gathering System, subject to certain limitations; and

         5. Accordingly, (i) Delos has acquired, or will acquire, the unrelated parties' interest in the business trust and, accordingly, is or will be the owner and lessor of the Chaco Plant , (ii) Delos and EPFS have entered into this agreement, (a) dedicating all of the natural gas received into the Gathering System to the Chaco Plant for processing pursuant to the Gas Processing Agreements (herein defined), except for certain amounts of natural gas that have previously been dedicated to the Conoco/Blanco Plant and certain amounts of natural gas that will be used for fuel use, farm taps, and lift gas pursuant to the Gas Processing Agreements, and certain gas temporarily offloaded due to capacity constraints on the Gathering System pursuant to the Gas Processing Agreements in effect as of the Effective Date, (b) committing 100% of the capacity of the Chaco Plant to process the natural gas received into the Gathering System under a fee-based arrangement, subject to certain limitations, and (c) under certain situations, granting Delos the exclusive right to utilize 100% of the Chaco Plant upon the termination of the Lease (herein defined), and
(iii) Delos, New Chaco and EPFS have entered into an agreement, pursuant to which Delos shall operate the Chaco Plant for New Chaco until the termination of the Lease and receive a fee for natural gas processed at the Chaco Plant.

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 Specific Terms. As used throughout this agreement, including the exhibits hereto, the following capitalized terms shall have the meanings ascribed below.

         "ACH" has the meaning assigned that term in Article 10.

         "AFFILIATE" means, with respect to any relevant Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such relevant Person in question; provided, however, that no member of the EPFS Group shall be deemed to be an Affiliate of any member of the Delos Group and vice-versa.

         "AGREEMENT" means this Tolling Agreement (including any exhibits, annexes, schedules or other attachments), as amended, restated or otherwise modified from time to time.

         "ANCILLARY AGREEMENT" means that certain letter agreement dated as of even date herewith among Delos, EPFS and New Chaco relating to the operation and maintenance of the Chaco Plant and the payment by EPFS to Delos of certain fees, as amended, restated or otherwise modified from time to time.

         "ANCILLARY AGREEMENT TERMINATION DATE" means the date upon which the Ancillary Agreement is terminated in accordance with its terms.

         "ARBITRATION NOTICE" has the meaning assigned that term in Section 21.3(a).

         "ARBITRATORS" has the meaning assigned that term in Section 21.3(a).

         "BTU" means one British Thermal Unit and is defined as the amount of heat required to raise the temperature of one (1) pound of water from fifty-nine
(59) degrees Fahrenheit to sixty (60) degrees Fahrenheit at a constant pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia). Total Btu's shall be determined by multiplying the total volume of Gas in standard cubic feet times the Gross Heating Value of Gas expressed in Btu's per standard cubic foot of Gas adjusted on a dry basis.

         "CHACO PLANT" means that certain Chaco cryogenic liquids extraction plant constructed on the Site and located approximately 18 miles south of the town of Bloomfield in San Juan County, New Mexico, such plant having the operational capacity to process 600 MMcf per day of Gas, together with all machinery, recompressors, fixtures, pumps, appliances, pipes, valves, fittings, liquid lines, and Gas lines from the Point of Delivery to the Point of Redelivery, accessories, equipment, parts, devices, and any other facilities and appurtenances necessary or appropriate for the operation of the Chaco Plant, and all plans, specifications, warranties and related rights and operating, maintenance and repair manuals related thereto and all replacements of any of the above, and as more specifically described on Exhibit A hereof.

         "CHACO PLANT THERMAL REDUCTION" has the meaning assigned that term in
Section 8.2.

         "CHANGE OF CONTROL" means, with respect to any relevant Person, any transaction, event or other occurrence that results in the Ultimate Parent of that relevant Person immediately prior to such transaction, event or other occurrence not being the Ultimate Parent of such relevant Person immediately following such transaction, event or other occurrence; provided, however, that the acquisition of all or substantially all of the assets of, or the acquisition of all or substantially all of the capital stock of, or a merger, consolidation, share exchange or similar transaction with substantially the same effect, that results in a change of beneficial owners of the Ultimate Parent of any relevant Person shall not constitute a Change of Control of such relevant Person, even if the Ultimate Parent of such relevant Person also changes as a result of such transaction, event or other occurrence. For example, today (i) El Paso Corporation's sale of EPFS (whether by the disposition of the assets or stock of EPFS, regardless of the transaction structure) would constitute a Change of Control with respect to EPFS, but (ii) El Paso Corporation's merger with, or sale of substantially all of its assets to, another Person would not constitute a Change of Control with respect to EPFS.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMMITTED GAS" means the total quantity of natural Gas received into the Gathering System pursuant to any Gas Processing Agreement, except for (i) the Conoco Base Load Amount, which has previously been dedicated to the Conoco/Blanco Plant under the terms of the Conoco Base Load Agreements, (ii) certain amounts of natural gas that will be used for fuel use, farm taps, and lift gas pursuant to the terms of the Gas Processing Agreements, and (iii) certain amounts of natural gas that will be temporarily offloaded due to capacity constraints on the Gathering System pursuant to the terms of the Gas Processing Agreements in effect as of the Effective Date.

         "CONOCO BASE LOAD AMOUNT" means 500 MMcf per day of natural Gas or such amount as is dedicated to the Conoco/Blanco Plant pursuant to the Conoco Base Load Agreements as in effect on the Effective Date, or such lesser amount as is dedicated to the Chaco Plant under the terms of any amendment to the Conoco Base Load Agreements entered into subsequent to the Effective Date.

         "CONOCO BASE LOAD AGREEMENTS" means that certain Master Separation Agreement dated January 15, 1992, as in effect on the Effective Date, by and among Burlington Resources Inc., El Paso Natural Gas Company and Meridian Inc., and that certain Gas Plant Straddle Agreement dated May 9, 1984, as amended, as in effect on the Effective Date, by and among El Paso Natural Gas Company, Tenneco Oil Company and Conoco, Inc.

         "CONTROL" (including its derivatives and similar terms) means directly or indirectly, (i) owning fifty percent (50%) or more of the Voting Stock of any relevant Person and (ii) having the power to direct or cause the direction of the management and policies of any such relevant Person.

         "DAY" means a period of twenty-four (24) consecutive hours, beginning at 7:00 a.m. Mountain Clock Time, or at such other hour as the Parties mutually agree.

         "DEKATHERM" ("DTH") means with respect to one (1) dth, a quantity of gas containing one million (1,000,000) Btus.

         "DELOS" has the meaning assigned that term in the preamble.

         "DELOS GROUP" means (i) if Delos is owned by the Partnership, the Partnership and its Subsidiaries and (ii) if Delos is not owned by the Partnership, Delos and its Affiliates.

         "DISPUTE" has the meaning assigned that term in Section 21.1.

         "DOWNSTREAM PARTIES" means any transporter or other receiving facility downstream of the Point of Redelivery.

         "DOWNSTREAM TRANSPORTATION" means receipt by Downstream Parties of the Residue Gas and Product downstream of the Point of Redelivery.

         "EFFECTIVE DATE" means the date first written above in the preamble.

         "EPFS" has the meaning assigned that term in the preamble.

         "EPFS GROUP" means (i) if Delos is owned by the Partnership, EPFS and its Affiliates other than members of the Delos Group and (ii) if Delos is not owned by the Partnership, EPFS and its Affiliates.

         "EVENT OF DEFAULT" or "DEFAULT" means the occurrence of any of the following events, circumstances or conditions: (i) failure by either Party to materially perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when either (A) such failure has not been cured within the greater of a reasonable period of time or thirty (30) Days; in each case, following receipt of written notice thereof by the Party not in Default (other than a Default which occurs because such Party is rightfully withholding performance in response to the other Party's failure to perform), or
(B) an effort to remedy such failure has not been commenced within such period following such written notice and continued to be diligently prosecuted, with such measures reasonably expected to cure any such Default; (ii) the entry of either Party into voluntary or involuntary bankruptcy, receivership or similar protective proceedings; (iii) the material inaccuracy or breach of any representation or warranty contained herein when such failure either has not been cured within the greater of a reasonable period of time or thirty (30) Days following receipt of written notice thereof by the other Party; or (iv) failure to pay an amount owed pursuant to this Agreement which is greater than $100,000 within ninety (90) Days after the applicable due date and thirty (30) Days following receipt of written notice of such overdue amount by the other Party which specifically states such other Party's intent to terminate this Agreement pursuant to Section 18.2(a), other than amounts disputed in good faith pursuant to the provisions of Section 10.2.

         "FEE" has the meaning assigned that term in Section 8.1.

         "FORCE MAJEURE" has the meaning assigned that term in Section 14.2.

         "GAS" or "GAS" shall mean any mixture of hydrocarbons, or of hydrocarbons and noncombustible gases, in a gaseous state.

         "GAS PROCESSING AGREEMENTS" shall mean all of those certain gas dedication, gas purchase, gas gathering, gas transport, gas processing and similar related service agreements or purchase agreements, if applicable, attributable to the Gas received into the Gathering System, entered into prior to or subsequent to the Effective Date by EPFS and/or its Subsidiaries, whereby EPFS and/or its Subsidiaries has acquired or reserved the right and/or the obligation to provide products extraction of natural gas liquids in processing plants; a list of Gas Processing Agreements currently in effect is attached hereto as Exhibit B.

         "GATHERING SYSTEM" means the existing sweet gas gathering system, dehydrators, compressors, and appurtenances thereto located in San Juan, Rio Arriba, and Sandoval Counties, New Mexico, together with any loops, extensions, and other field facilities, and any additions or reconfigurations thereto, plus any future additions or reconfigurations thereto, which system today is commonly known as EPFS' San Juan Gathering System and is more particularly described in Exhibit D.

         "GROSS HEATING VALUE" shall mean the gross number of Btu's produced by combustion in air of one (1) cubic foot of anhydrous gas at a temperature of sixty (60) degrees Fahrenheit and a constant pressure of fourteen and seventy-three hundredths per square inch absolute (14.73 psia), the air being at the same temperature and pressure as the gas, after the products of combustion are cooled to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

         "LAWS" means any Laws, rules, regulations, decrees and orders of the United States of America and all other governmental bodies, agencies and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by this Agreement, the Gathering System, the Chaco Plant or its operations, or the Parties or their operations, whether such Laws now exist or are hereafter amended or enacted.

         "LEASE" means that certain Lease Agreement dated February 9, 1995 by and between State Street Bank and Trust Company, Trustee for the Chaco Liquids Plant Trust, as lessor, and New Chaco, as lessee, as the same may be amended or modified from time to time.

         "LOSS" or "LOSSES" means any actions, claims, settlements, judgments, demands, suits, sanctions, liens, losses, liabilities, damages, fines, penalties, interest, costs and expenses of every kind and character (including, without limitation, reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to the same and expenses attributable to the investigation or defense of any actions or claims), including, but not limited to, those related to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, and other federal and state equivalents; provided however, that as between the Parties, the term Loss shall not include damages which one Party has waived or released its right to seek from the other Party; provided further, that, as between the Parties, the term Loss shall not include damages which one Party is prohibited from seeking from the other Party because of the limitations set forth in Article 16.

         "Mcf" means one thousand (1,000) cubic feet of gas.

         "MMcf" means one million (1,000,000) cubic feet of gas.

         "MONTH" means a period of time beginning on the first Day of a calendar month and ending at the beginning of the first Day of the next succeeding calendar month.

         "NEW CHACO" has the meaning assigned that term in the preamble.

         "NEW GAS SUPPLY" means any quantities of Gas that (a) are from a new producer, lease, or field and not previously delivered into the Gathering System, (b) would be dedicated to the Chaco Plant pursuant to the terms and conditions of this Agreement and would constitute Committed Gas, (c) would be delivered into the Gathering System, and (d) the quantities of which would cause the Operational Capacity of the Chaco Plant to be exceeded.

         "OPERATIONAL CAPACITY" shall mean the nominal design capacity of 600 MMcf per day for the Chaco Plant, or the maximum safe operating capacity of the Chaco Plant, whichever is less.

         "OPERATIVE DOCUMENTS" shall have the same meaning as given such term in that certain Participation and Credit Agreement dated February 9, 1995, as amended and restated on December 30, 1998, and as further amended and restated on December 22, 2000, among New Chaco, El Paso Corporation, El Paso Natural Gas Company, State Street Bank and Trust Company, as Trustee, each of the Note Holders signatory thereto, each of the Certificate Holders signatory thereto, and The Chase Manhattan Bank, as Agent for the Note Holders and Certificate Holders.

         "PARTNERSHIP" means El Paso Energy Partners, L.P., a Delaware limited partnership.

         "PARTY" has the meaning assigned that term in the preamble.

         "PERMITTED TRANSFER" means a Transfer (i) granting a security interest, lien, mortgage or other obligation in a bona fide securitization transaction, or
(ii) to or with an Affiliate who remains an Affiliate after such Transfer.

         "PERSON" means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

         "PLANT ADDITION" means any pipeline, processing plant or other natural gas liquids handling facility that (i) after the Effective Date is, in whole or in part, constructed, purchased, leased or otherwise acquired or is operated or controlled by Delos or its Affiliates and (ii) is located on the Site or any contiguous property and is attached or adjacent to the existing Chaco Plant.

         "PLANT EXPANSION" means, other than a Plant Addition, any physical enhancement or series of physical enhancements to the Chaco Plant that would increase the capacity of the Chaco Plant, including, without limitation, enhancements to pumping or compression facilities.

         "POINT(s) OF DELIVERY" means the existing Point of Measurement at the inlet of the Chaco Plant at which the Committed Gas is Tendered for service hereunder. The Point(s) of Delivery are more fully described in Exhibit C, which Exhibit may be amended from time to time to include additional Points of Delivery, as necessary.

         "POINTS OF MEASUREMENT" means the location of measurement equipment utilized to determine the quantities of the Committed Gas Tendered at each Point of Delivery for services hereunder or Product or Residue Gas Tendered at each Point of Redelivery hereunder. A Point of Measurement shall be identified in Exhibit C for each Point of Delivery and Point of Redelivery. Measurement shall be performed at each Point of Measurement pursuant to the provisions of Article 9.

         "POINT(s) OF REDELIVERY" means the existing Point of Measurement at the tailgate of the Chaco Plant. The Points of Redelivery are more fully described in Exhibit C, which Exhibit may be amended from time to time to include additional Points of Redelivery, as necessary.

         "PRODUCT" means all of the raw mix natural gas liquid stream and condensate that is recovered from or otherwise attributable to natural gas and natural gas liquids handled by the Chaco Plant.

         "REASONABLE BEST EFFORTS" means diligently, in good faith, expending the efforts, time, and costs that a reasonable Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "RESIDUE GAS" means that gaseous portion of the Gas on a dth basis, remaining after the extraction and removal therefrom of Product, condensate, the satisfaction of Chaco Plant fuel requirements, the dehydration of Gas for removal of water, the taking into account of all Chaco Plant losses or uses, and Gas lost and unaccounted for.

         "RULES" has the meaning assigned that term in Section 21.3(b).

         "SITE" means the real property in San Juan County, New Mexico, as more fully described on Exhibit A hereof.

         "STATED RATE" means the Prime Rate reported in the Wall Street Journal (or, in its absence, a similar publication) for the Day such rate must be determined under the terms of this Agreement plus 2%.

         "STORAGE FACILITIES" has the meaning assigned that term in Article 11.

         "SUBSIDIARY" means, with respect to any relevant Person, any other Person that is Controlled (directly or indirectly) and more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.

         "TENDER" means (i) the act of delivering Committed Gas to the Point of Delivery and (ii) the act of delivering Residue Gas and Product to the Point of Redelivery; in each case, where the Party delivering such Gas, Residue Gas or Product is capable of delivering the specified quantities and has offered to deliver such quantities to or for the account of the other Party.

         "TRANSFER" means (i) with respect to any property or asset of a relevant Person, a direct or indirect, voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift, lien, encumbrance or other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to such property or assets, or
(ii) with respect to a relevant Person, a Change of Control relating to such Person.

         "TREASURY REGULATIONS" means the Income Tax Regulations promulgated under the Code, as they may be amended from time to time.

         "VOTING STOCK" means (i) with respect to a corporation, capital stock issued by such corporation, (ii) with respect to a partnership (whether general or limited), any general partner interest in such partnership and (iii) with respect to any other entity, the equivalent interests in such entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons with management authority performing similar functions) of such entity.

         "ULTIMATE PARENT" means, with respect to any relevant Person, another Person (if any) who is the ultimate beneficial owner of more than 50% of the Voting Stock of such Person.

         1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings ascribed to them throughout this Agreement.

         1.3 Construction. Whenever the context requires: the gender of all words used in this Agreement includes the masculine, feminine, and neuter; a reference to any Person includes its permitted successors and assigns; the words "hereof," "herein," "hereto," "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement; articles and other titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument; any reference to "includes" or "including" shall mean "includes without limitation" or "including, but not limited to," respectively; and any references in the singular shall include references in the plural and vice-versa.

                                   ARTICLE 2
                 DEDICATION, COMMITMENT, TENDER OF COMMITTED GAS
                             AND USE OF CHACO PLANT

         2.1 Dedication, Commitment, Tender of Committed Gas and Use of Chaco Plant. In consideration of the payment by Delos to EPFS on the Effective Date of $121,500,000, and subject to the terms and conditions of this Agreement, during the term of this Agreement:

                  (a) Notwithstanding any provision to the contrary in any Gas Processing Agreement that would permit EPFS to have Committed Gas processed at processing plants other than the Chaco Plant, EPFS irrevocably dedicates and commits (and agrees to cause to be irrevocably dedicated, committed and delivered) 100% of the Committed

         Gas exclusively to the Chaco Plant for processing, subject to the release and by-pass provisions set forth in Sections 4.4 through 4.6; and

                  (b) Delos hereby agrees to utilize 100% of the processing capacity of the Chaco Plant to process the Committed Gas; provided, however, that in the event that the Committed Gas Tendered to the Chaco Plant is less than the Operational Capacity, Delos shall have the right to use such available capacity to process Gas other than Committed Gas up to the then available Operational Capacity.

         2.2 Tender of the Committed Gas. If, as and when Committed Gas is delivered to the Gathering System, EPFS shall Tender (or cause to be Tendered) all of the Committed Gas to the Chaco Plant at the Point of Delivery.

         2.3 Processing Quantity. Subject to the terms of this Agreement, for each Day during the term of this Agreement, EPFS shall Tender to the Chaco Plant, and Delos shall process all of the Committed Gas handled by the Gathering System during such Day up to the available Operational Capacity of the Chaco Plant for such Day.

         2.4 No Minimum Volume. EPFS shall not be obligated to deliver any guaranteed or minimum volume to the Chaco Plant other than 100% of the Committed Gas that is handled by the Gathering System. Availability of the Committed Gas for delivery to the Chaco Plant is subject to fluctuations, either temporary or extended, in natural Gas production actually delivered to the Gathering System by producers, transporters and other Persons and due to the characteristics of that production. The level of liquid recovery, including but not limited to ethane rejection, shall be determined by EPFS.

         2.5 Covenants of EPFS. EPFS covenants that during the term of this
Agreement:

                  (a) EPFS agrees that the Committed Gas shall be delivered at the Point of Delivery without the prior extraction or removal therefrom of any Product, except for those which may be recovered by the utilization of conventional mechanical separators or inlet separators, but specifically excluding any low temperature separation equipment and absorption or adsorption facilities, and any other method of recovering Product from the Committed Gas prior to its delivery to the Points of Delivery;

                  (b) EPFS shall construct, operate and maintain, at no cost or expense to Delos, all facilities on the Gathering System necessary to deliver the Committed Gas to Delos at the Point of Delivery;

                  (c) EPFS shall (i) perform and observe all terms and provisions of each Gas Processing Agreement, (ii) maintain such Gas Processing Agreements in full force and effect in accordance with their terms, and (iii) enforce such Gas Processing Agreements in accordance with their respective terms;

                  (d) EPFS agrees to notify Delos in writing of each new Gas Processing Agreement, including a summary of the amount of Committed Gas related thereto and any other material terms related to the Gas to be processed thereunder.

                  (e) EPFS agrees to use Reasonable Best Efforts to acquire processing rights to natural Gas or to enter into agreements to process natural Gas on behalf of others, to utilize the processing capacity at the Chaco Plant;

                  (f) Without the prior written consent of Delos, which consent may be withheld in its sole discretion, EPFS and/or its Subsidiaries shall not consummate a Transfer, other than a Permitted Transfer, of any or all of their rights, title or interests in the Chaco Plant, the Site, the Committed Gas, the Gathering System, or any of the Gas Processing Agreements. Provided further, that it is agreed that any Permitted Transfer or Transfer shall contain express provisions stating that (A) such Transfer or Permitted Transfer is made subject to the terms and conditions of this Agreement, and (B) the transferee (other than a mortgagee or other bona fide lien holder) agrees to become a party to, and bound by, this Agreement;

                  (g) Prior to the Effective Date of this Agreement, neither EPFS nor any of its Subsidiaries has Transferred any of its rights or interests in the Chaco Plant, the Site, the Committed Gas, the Gathering System, or any of the Gas Processing Agreements to any Person, other than pursuant to the terms of the Participation and Credit Agreement dated February 9, 1995, as amended and restated on December 30, 1998, and as further amended and restated on December 22, 2000 among El Paso New Chaco Company, L.L.C. and the various other signatory parties thereto and the agreements related thereto; and

                  (h) All of the material portions of the Chaco Plant are located within the boundaries of the Site.

         2.6 Covenants of Delos. Delos covenants that during the term of this
Agreement:

                  (a) Delos or its designee shall operate and maintain, at no cost or expense to EPFS, the Chaco Plant and related facilities necessary to accept the Tender of Committed Gas at the Point of Delivery, and to Tender Product and Residue Gas at the Points of Redelivery;

                  (b) Without the prior written consent of EPFS, which consent may be withheld in its sole discretion, Delos or the Partnership shall not consummate a Transfer, other than a Permitted Transfer, of any or all of its rights, title or interests in the Chaco Plant. Provided further, that it is agreed that any Permitted Transfer or Transfer shall contain express provisions stating that (A) such Transfer or Permitted Transfer is made subject to the terms and conditions of this Agreement, and (B) the transferee (other than a mortgagee or other bona fide lien holder) agrees to become a party to, and bound by, this Agreement; and

                  (c) Notwithstanding the terms of Section 2.1(b) relating to Delos' ability to process Gas at the Chaco Plant other than Committed Gas, Delos shall process Committed Gas prior to processing any other Gas.

         2.7 Utilization Rights. Provided that either New Chaco or one of its Affiliates has elected to purchase the Chaco Plant pursuant to the terms of the Lease, or Delos does not own the Chaco

Plant for any other reason, effective immediately upon the Ancillary Agreement Termination Date and continuing through the term of this Agreement, EPFS, on behalf of itself and its Affiliates, shall grant and guarantee to Delos the exclusive right to utilize 100% of the Chaco Plant, regardless of who owns legal and/or beneficial title to the Chaco Plant.

                                   ARTICLE 3
                               POINT OF DELIVERY

         3.1 Delivery of Committed Gas. Deliveries of the Committed Gas from EPFS to Delos under this Agreement shall be at the Points of Delivery or such other points as may be mutually agreed upon.

         3.2 Rate and Pressure. EPFS shall, as nearly as possible, deliver the Committed Gas at a uniform daily rate and at a pressure sufficient to enter the pipelines at the Chaco Plant within the minimum and maximum operating pressures set forth on Exhibit C. If EPFS desires to deliver the Committed Gas at the Point of Delivery on any Day in excess of the maximum operating pressure or other specifications set forth on Exhibit C, then Delos shall receive such Committed Gas deliveries if operationally feasible without jeopardizing the physical or economic integrity of the Chaco Plant, or the health, safety or welfare of any individual. Delos will not be obligated to receive such Committed Gas deliveries if, in Delos' sole discretion, it determines that it is not operationally feasible.

         3.3 Gas Measurement. The volumes of Committed Gas delivered to the Chaco Plant shall be determined by measurement by Delos as set forth in Article 9.

                                   ARTICLE 4
                          TOLLING TERMS AND CONDITIONS

         4.1 Tolling Services and Redelivery of Product and Residue Gas. Subject to the terms and conditions of this Agreement, (i) Delos shall accept delivery of each Dekatherm of Committed Gas Tendered by EPFS at the Point of Delivery up to the then available Operational Capacity of the Chaco Plant and redeliver Residue Gas and Product to the applicable Point of Redelivery as provided for in
Article 6 for the account of EPFS or its designee, (ii) EPFS shall be responsible for all allocation and priority of the Committed Gas, the resulting Product recovered, and Chaco Plant Thermal Reduction; and (iii) Delos agrees to use 100% of the capacity of the Chaco Plant to process Committed Gas exclusively during the term of this Agreement, except as expressly set forth in Section 2.1(b). EPFS recognizes that the Chaco Plant capacity may change from time to time as the result of operations or alterations made to the Chaco Plant.

         4.2 Audit. EPFS shall have the right, at its own expense, to (i) audit all measurements made by Delos, including any sample analysis, applicable to deliveries hereunder to the Point of Delivery and Points of Redelivery for twenty-four (24) Months after the end the Month in which each such delivery occurs, (ii) perform its own sampling, and (iii) install check measurement to be used as backup to Delos' meter. EPFS shall not audit Delos' measurement records more often than once every six (6) Months. Any measurements not contested with specificity in writing within twenty-four (24) Months after the end of the Month in which such measurement occurs shall conclusively be deemed to be accurate.

         4.3 Facilities. Delos shall not be obligated to (i) construct, purchase, lease or otherwise acquire additional facilities, (ii) enhance or expand existing facilities, or (iii) upgrade existing facilities, including without limitation, any Plant Addition or Plant Expansion, in order to perform its obligations under this Agreement.

         4.4 Additions and Expansions. Notwithstanding anything to the contrary contained in this Agreement, if at any time during the term of this Agreement
(i) there is Committed Gas available for processing which would exceed the Operational Capacity for all or part of the Chaco Plant, the Parties shall meet to discuss the capital costs required to construct a Plant Addition or Plant Expansion, as applicable, to handle the additional Committed Gas and the Fee associated with such additional Committed Gas and (ii) Delos or its Affiliates desires to construct, purchase, lease or otherwise acquire a Plant Addition or Plant Expansion, all of the capacity of such new facilities may be dedicated to the Committed Gas from the Gathering System, but the Fees associated with the capacity of such new facilities shall be discussed and negotiated by the Parties; provided further, that in all discussions between the Parties under subsections (i)-(ii) above, the Parties shall exert reasonable efforts in good faith to accommodate each other's requirements and to reach reasonable and equitable arrangements between the Parties. In the event that the Parties do not agree to construct a Plant Addition or Plant Expansion for the additional Committed Gas, Delos shall temporarily release such additional Committed Gas from dedication hereunder and EPFS shall have the right to process such additional Committed Gas at other processing plants to the extent that, and only so long as, the Committed Gas available for processing exceeds the then available Operational Capacity. In the event that the Parties do not agree to construct a Plant Addition or Plant Expansion to accommodate additional Committed Gas, and such additional Committed Gas includes New Gas Supply, Delos shall permanently release from dedication hereunder only that New Gas Supply that is a part of the additional Committed Gas, and EPFS shall have the right to have such New Gas Supply processed at other processing plants; provided, that the Parties agree that each separate New Gas Supply shall be subject to the discussion and negotiation obligations of this Section 4.4 prior to such New Gas Supply being permanently released.

         4.5 Release of Capacity. Notwithstanding Section 4.1 or any other provision of this Agreement, to the extent all of the Chaco Plant or all of the Gathering System is permanently shut down or abandoned, the dedication of all Committed Gas and the dedication of capacity rights at the Chaco Plant shall be permanently released from the terms of this Agreement with no further obligation hereunder with respect to such capacity and this Agreement shall be terminated.

         4.6 Permitted By-Pass of the Chaco Plant. Notwithstanding Article 2 or any other provision of this Agreement, EPFS reserves the right to temporarily by-pass the Chaco Plant or have portions of Committed Gas processed at other processing plants, to the extent that, and only so long as, the Chaco Plant is not operational, or the Chaco Plant has reached Operational Capacity and is unable to accept all or portions of the Committed Gas Tendered by EPFS to the Chaco Plant.

                                   ARTICLE 5
                                     QUALITY

         5.1 Committed Gas. The Committed Gas delivered to Delos at the Point of Delivery for processing hereunder shall meet the quality specifications set forth in Exhibit C General Terms and Conditions of EPFS' Gas Gathering and Production Area Services Agreement. Delos shall have the option to accept the Committed Gas if the above referenced quality specifications are not met; provided however, that such acceptance shall not operate as a waiver of such quality specifications and Delos may decline to accept such Committed Gas, which at any time does not meet such specifications.

         5.2 Residue Gas and Product. Residue Gas and Product shall meet the quality specifications established by any pipelines interconnecting with the Chaco Plant and/or any Downstream Party's facilities, so long as meeting such quality specifications is operationally and commercially feasible to the Chaco Plant. If the Residue Gas or Product does not meet such specifications for reasons other than failure of the Committed Gas tendered by EPFS to the Chaco Plant to meet the quality specifications prescribed in Section 5.1, EPFS may refuse to accept delivery of such Residue Gas or Product and shall notify Delos immediately upon becoming aware of such failure, and Delos shall use Reasonable Best Efforts to immediately correct or cause to be corrected at its sole cost and expense such failure so as to meet such specifications.

                                   ARTICLE 6
                              POINTS OF REDELIVERY

         6.1 Delivery of Residue Gas and Product. Delos shall deliver 100% of the Residue Gas and Product to EPFS or its designees at the Points of Redelivery as set forth in Exhibit C. There shall be no imbalances between the Parties.

                                   ARTICLE 7
                             TITLE AND RISK OF LOSS

         7.1 Title. Title to the Committed Gas, Residue Gas and Product shall not be vested in Delos, but shall remain vested in the owner thereof at all times.

         7.2 Risk of Loss. Subject to the terms of this Agreement, (i) prior to EPFS Tendering Committed Gas to Delos at the Point of Delivery and after Delos Tenders the Residue Gas and Product at the Point of Redelivery, EPFS shall be responsible for any loss or damage to the Committed Gas, Residue Gas, or Product and (ii) after EPFS Tenders the Committed Gas to Delos at the Point of Delivery and prior to Delos Tendering the Residue Gas and Product at the Point of Redelivery, Delos shall be responsible for any loss or damage to the Residue Gas and Product, except to the extent such loss or damage results from (x) the failure of the Committed Gas Tendered by EPFS to Delos at the Point of Delivery to meet the quality specifications set forth in Article 5, or (y) loss, shrinkage, evaporation, and/or pipeline or Chaco Plant gains or losses due to operations and/or fuel consumption from the Point of Delivery to the Points of Redelivery, which loss or damage referred to in (x) and (y) shall be the responsibility of EPFS.

                                   ARTICLE 8
                             COMPENSATION TO DELOS

         8.1 Fees. As full consideration for the processing services provided hereunder, beginning on the Ancillary Agreement Termination Date and continuing through the term of this Agreement, EPFS shall pay to Delos a fee (the "FEE") equal to $.1344 for each Dekatherm of Committed Gas Tendered by EPFS to Delos at the Point of Delivery.

         8.2 Chaco Plant Thermal Reduction. At all times during the term of this Agreement, EPFS shall be responsible, at its sole cost and expense, for the shrinkage, fuel, and flare associated with the Chaco Plant, including the processing of the Committed Gas ("CHACO PLANT THERMAL REDUCTION").

         8.3 Other Costs. Except for those fees and costs that have been expressly assumed by EPFS under the terms of this Agreement and/or the Ancillary Agreement, Delos shall be responsible for, and has the obligation to pay, all costs related to the business, operation and maintenance of the Chaco Plant.

                                   ARTICLE 9
                                  MEASUREMENT

         9.1 Measurement Standards. The base unit of measurement for purposes of computing volume of the Product received and delivered under this Agreement shall be the Gallon. The unit of measurement for the purposes of receipt and delivery of Committed Gas or Residue Gas shall be the Dekatherm. The number of dth's received shall be determined by multiplying the number of Mcf's of such Gas received by the total Gross Heating Value of such Gas in Btu's per cubic foot, and multiplying the product by 0.001.

         9.2 Measuring Stations. Delos or its designee shall provide, maintain, and operate a measuring station at each Point of Measurement as set forth on Exhibit C. Each station shall be equipped with an orifice meter, pressure and density recording instruments, and said meter station shall constitute the custody transfer metering station with regards to receipt and delivery hereunder. For Product, measurement shall be conducted in accordance with Chapter 14 of the API Manual of Petroleum Measurement and in accordance with standards set out in agreements between EPFS and Downstream Parties. With respect to Committed Gas and Residue Gas, measurement shall be conducted in accordance with the provisions of EPFS' Gas Gathering and Production Area Services Agreement, San Juan Basin Production Area.

                                   ARTICLE 10
                               BILLING AND PAYMENT

         10.1 Statement. Within ten (10) business Days after the end of each Month, Delos shall prepare and submit to EPFS (i) a statement setting forth the total dth quantity of Committed Gas received by Delos at the Point of Delivery, and (ii) an invoice and supporting documents for the Fees for the products extraction services provided. If actual quantities are not available, Delos may use a reasonable, good faith estimated quantity based on confirmed nominations. As soon as the actual quantity becomes available, the estimate shall be adjusted and the adjustment shall be reflected in subsequent Months' invoices.

         10.2 Payment. EPFS shall remit payment electronically in immediately available funds to the payee bank listed below (or such other payee as Delos may from time to time designate) within ten (10) business Days of receipt of the invoice and supporting documents by automated clearing house ("ACH"). EPFS must tender to Delos a timely payment even if the statement included an estimated receipt or delivery volume. Any payment shall not prejudice the right of EPFS to an adjustment of any bill with interest at the Stated Rate from the date of payment to the date of such refund to which it has taken written exception. If EPFS fails to pay any amounts in whole or in part when due, in addition to any other rights or remedies available to Delos, interest at the Stated Rate shall accrue on such unpaid amounts from the due date until full payment is received by Delos. Should EPFS in good faith question the accuracy of any portion of an invoice, EPFS may withhold payment of the amount in question and shall promptly notify Delos of such disputed amount. Upon the ultimate determination that the disputed portion of the statement is in fact due, EPFS shall pay the remaining amount owed, if any, plus the interest accrued thereon at the Stated Rate. EPFS shall, however, make timely payment of that portion of the invoice amount that is not in question.

         Delos' invoice and supporting documents shall be mailed to:

                  El Paso Field Services, L.P.
                  Four Greenway Plaza
                  Houston, Texas 77046
                  Attention:  Manager, Volume Accounting

         Payments shall be made to:

                  Mellon Bank NA
                  Pittsburgh, PA
                  ABA: 043000261
                  Account: 000-0609
                  For further credit to: El Paso Energy Partners, L.P.

         10.3 Examination of Books and Records. Either Party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, payment or computation made under this Agreement. This examination right shall not be available with respect to proprietary information not directly relevant to transactions under this

Agreement. All invoices and billings shall be conclusively presumed final and accurate unless objected to in writing, with adequate explanation and/or documentation, within twenty-four (24) Months after the end of the Month in which the delivery occurs.

                                   ARTICLE 11
                                     STORAGE

         Delos shall allow EPFS to use the surge storage facilities (the "STORAGE FACILITIES") that are a part of the Chaco Plant for the storage of the Product; provided, however, that EPFS shall at no time cause such storage of the Product to exceed the capacity of the Storage Facilities, or in a manner which interferes with or prevents the operation of the Chaco Plant. If the use of the Storage Facilities by EPFS does interfere with or prevent the operation of the Chaco Plant, EPFS shall immediately remove all or part of the Product from the Storage Facilities so that the Chaco Plant can operate at normal capacity. If EPFS fails to remove such Product within such time, EPFS shall release, indemnify and hold harmless Delos for any and all Losses resulting from such failure.

                                   ARTICLE 12
                     WARRANTIES APPLICABLE TO COMMITTED GAS,
                             RESIDUE GAS AND PRODUCT

         12.1 EPFS' Warranty. EPFS represents and warrants that (i) the Committed Gas shall meet the quality specifications set forth in Article 5 hereof, (ii) it has good and marketable title to, or the right and authority to deliver to Delos, and the legal right to commit and deliver the Committed Gas to Delos, and (iii) the Committed Gas shall be free from all royalties (other than government royalties payable in kind), liens, encumbrances, security interests, all applicable federal, state and local taxes or fees.

         12.2 Delos' Warranty. Delos represents and warrants that (i) the Residue Gas and Product shall meet the respective quality specifications set forth in Article 5 and (ii) the Residue Gas and Product shall be free and clear of all liens, encumbrances or other claims created by or under Delos.

         12.3 General. EXCEPT AS SET FORTH IN SECTIONS 12.1 AND 12.2, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMMITTED GAS, RESIDUE GAS OR PRODUCT, AND THE PARTIES EXPRESSLY DISCLAIM ANY OTHER WARRANTIES INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN.

                                   ARTICLE 13
                               ROYALTIES AND TAXES

         13.1 Royalties. Delos shall not be responsible for the payment of any royalties and similar payments due or to become due on the Committed Gas, Residue Gas or Product, and

EPFS shall indemnify, defend and hold Delos harmless from and against any and all claims and demands asserted against Delos for the payment of any royalties or similar payments.

         13.2 Taxes. Any tax applicable to the production, ownership or transfer of the Committed Gas, Residue Gas or Product or the services provided by Delos hereunder, including, without limitation, any tax applicable to stored volumes of Product and applicable occupation, production, severance, processing, sales, use, excise or property taxes and all taxes of similar nature or equivalent in effect which are now or hereafter imposed by any authority on the Committed Gas, Residue Gas or Product, shall be borne and paid by EPFS or its shippers; provided, however, that if such tax is by Law imposed on Delos, such tax shall be paid by Delos and reimbursed by EPFS upon receipt of invoice for same. EPFS or its shippers shall be responsible for making all required reports to regulatory bodies or other agencies relating to or in connection with such taxes. EPFS shall also be responsible for any tax, fee or other charge levied against EPFS or Delos pursuant to any federal, state or local act or regulation for the purpose of creating a fund for the prevention, containment, clean-up and/or removal of spills and/or the reimbursement of any Person sustaining Losses therefrom.

                                   ARTICLE 14
                                  FORCE MAJEURE

         14.1 Force Majeure Events. No failure or omission by either Party to carry out or observe any of the terms or conditions of this Agreement, including, without limitation, either Party's delay or failure to perform as a result of such Party's failure to manufacture, process, store, deliver, receive, transport, use, or consume Committed Gas, Residue Gas or Product due to occurrences reasonably beyond the control of either Party which prevents or interferes with the performance of this Agreement, whether or not of the same class or kind, including, without limitation, those set forth below, shall, except in relation to obligations to make payments under this Agreement, give rise to any claim against the Party in question or be deemed a breach of the
Agreement:

                  (a) Hostilities, wars (declared or undeclared), embargoes, blockades, industrial disturbances, civil unrest, arrests and restraints of rulers and peoples, riots or disorders, insurrections, acts of public enemy, terrorism, or sabotage.

                  (b) Fires, explosions, lightning, epidemics, storms, landslides, earthquakes, floods, washouts and other acts of nature or catastrophes.

                  (c) Strikes, lockouts, or other labor difficulties (whether or not involving employees of EPFS or Delos).

                  (d) Disruption, breakdown or accidents to gathering, storage, transportation or processing facilities, including pipelines, compressors and pump stations, equipment or materials.

                  (e) Closing or restrictions on the use of pipelines.

                  (f) Freezing of lines of pipes.

                  (g) Hydrate obstruction or blockages of any kind of lines of pipe or equipment.

                  (h) Any substantial reduction in availability of feedstock and or other materials necessary to make Product.

                  (i) Scheduled maintenance performed after at least twenty-four
         (24) hours notice.

                  (j) Inability of either Party to obtain necessary machinery, materials, permits, or to obtain easements or rights-of-way.

                  (k) Operating conditions on either Party's facilities or any Downstream Transportation facilities.

                  (l) Repairs, improvements, replacement or alterations to plants, equipment, lines of pipe or related facilities.

                  (m) The act of any court or governmental authority prohibiting a Party from discharging its obligations under this Agreement, or conduct which would violate any applicable Law.

         14.2 Notice of Force Majeure. Upon the occurrence of any of the force majeure (the "FORCE MAJEURE") events described in Section 14.1, the Party claiming Force Majeure shall notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event and the quantities of Committed Gas, Residue Gas or Product to be affected by the suspension or curtailment of performance under this Agreement.

         14.3 No Extension. No curtailment or suspension of deliveries or acceptance of deliveries pursuant to this Article 14 shall operate to extend the term of this Agreement.

         14.4 Effect of Force Majeure. Notwithstanding any other provisions of this Agreement (including Section 14.1), (i) nothing contained in this Agreement shall relieve EPFS of the obligation to pay in full the Fees due for Committed Gas actually delivered hereunder, and (ii) neither Party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (a) scheduled maintenance without twenty-four (24) hours prior notice; (b) the Party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (c) economic hardship.

         14.5 Resolution. A Party claiming Force Majeure shall use commercially reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, shall give written notice to the other Party of the termination of such Force Majeure and shall resume performance of any suspended obligation promptly after termination of such Force Majeure. The Parties understand and agree that the settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of the Party experiencing such event, and that the requirements of this Section 14.5 that the Parties must use commercially reasonable efforts to remove the cause of any Force Majeure event shall not require the settlement of such strikes, lockouts or other labor disputes by acceding to the demands of the opposing parties when such action is inadvisable in the sole discretion of the Party having such difficulty.

                                   ARTICLE 15
                                   INDEMNITY

         15.1 Indemnification by Delos. To the fullest extent permissible by Law, Delos agrees to indemnify, defend with counsel of Delos' choice, and hold harmless EPFS and its Affiliates, and its and their employees, officers, directors, agents and representatives from and against any and all Losses (subject to the provisions of Section 15.3) arising from or out of (i) any breach or violation of any of Delos' representations, warranties, covenants or agreements contained in this Agreement, (ii) any violation of any federal, state, or local regulations by Delos or its Affiliates or its or their employees, agents or representatives in connection with the performance of this Agreement or (iii) any Loss resulting from or attributable to the failure of any Product or Residue Gas to meet the quality specifications set forth in Article 5; provided, however, that if such Loss is related in any way to (x) the failure of the Committed Gas Tendered by EPFS to Delos at the Point of Delivery to meet the quality specifications set forth in Article 5, or (y) loss, shrinkage, evaporation, and/or pipeline or Chaco Plant gains or losses due to operations and/or fuel consumption from the Point of Delivery to the Points of Redelivery, then Delos' indemnification obligations set forth in (iii) above shall not apply.

         15.2 Indemnification by EPFS. To the fullest extent permissible by Law, EPFS agrees to indemnify, defend with counsel of EPFS' choice, and hold harmless Delos and its Affiliates, and its and their employees, officers, directors, agents and representatives from and against any and all Losses (subject to the provisions of Section 15.3) arising from or out of (i) any breach or violation of any of EPFS' representations, warranties, covenants or agreements contained in this Agreement, (ii) any violation of any federal, state, or local regulations by EPFS or its Affiliates or its or their employees, agents or representatives in connection with the performance of this Agreement, (iii) any Loss resulting from or attributable to the failure of any Committed Gas Tendered by EPFS to meet the quality specifications set forth in Article 5, (iv) loss, shrinkage, evaporation, and/or pipeline or Chaco Plant gains or losses due to operations and/or fuel consumption from the Point of Delivery to the Point of Redelivery, or (v) the claims and disputes described in Exhibit E.

         15.3 General Indemnification. EXCEPT AS OTHERWISE EXPRESSLY LIMITED HEREIN, IT IS THE INTENT OF THE PARTIES THAT ALL RELEASE AND INDEMNITY OBLIGATIONS HEREUNDER AND THE LIABILITY ASSUMED UNDER IT BE WITHOUT MONETARY LIMIT AND WITHOUT REGARD TO THE CAUSE(S) THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE; PROVIDED, HOWEVER, THAT EXCEPT FOR BREACH OF CONTRACT CLAIMS, NEITHER PARTY SHALL BE LIABLE IN RESPECT OF ANY CLAIM TO THE EXTENT SAME RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF THE INDEMNIFIED PARTY.

                                   ARTICLE 16
                             LIMITATION OF LIABILITY

         16.1 Time Limitation. No Party shall be liable on any claim under or arising out of or for breach of this Agreement unless such action is brought no later than two (2) years from the date the cause of action arose or was discovered, whichever is later.

         16.2 Actual Direct Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT EXCEPT TO THE EXTENT SET FORTH IN the immediately following sentence, A PARTY'S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES, AND SHALL NOT INCLUDE ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND OTHER DAMAGES) (I) PAID OR OWED TO ANY THIRD PARTY IN SETTLEMENT OR SATISFACTION OF CLAIMS OF THE TYPE DESCRIBED IN THIS SECTION FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM THE OTHER PARTY OR (II) TO THE EXTENT SAME RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF THE OTHER PARTY.

                                   ARTICLE 17
                                     NOTICES

         17.1 Delivery of Notices. All notices required or permitted by the terms of this Agreement shall be deemed sufficient if given by personal delivery, telegram, telex, or facsimile, or by prepaid, certified mail and addressed to each Party as follows or as hereafter designated in writing to the other Parties:

                  To EPFS:    EL PASO FIELD SERVICES, L.P.
                              4 Greenway Plaza
                              Houston, Texas 77046
                              Attention: Manager, Contract Administration
                              Telephone No:     (832) 676-5746
                              Facsimile:        (832) 676-1790

                  To Delos:   DELOS OFFSHORE COMPANY, L.L.C.
                              4 Greenway Plaza
                              Houston, Texas 77046
                              Attention: Don D'Armond, Contract Administration
                              Telephone No:     (832) 676-5824
                              Facsimile:        (832) 676-1515

         17.2 Method of Redelivery. All notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

         17.3 Notice Date. Notice shall be deemed to have been given when received on a business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions shall apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party's receipt of its facsimile machine's confirmation of successful transmission, if the Day on which such facsimile is received is not a business Day or is after five p.m. on a business Day, then such facsimile shall be deemed to have been received on the next following business Day. Notice by overnight mail or courier shall be deemed to have been received on the next business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice via first class mail shall be considered delivered two (2) business Days after mailing.

                                   ARTICLE 18
                              TERM AND TERMINATION

         18.1 Term. This Agreement shall be in effect for an initial term of twenty (20) years commencing on the Effective Date and year to year thereafter unless terminated by either Party pursuant to Section 18.2.

         18.2 Termination. This Agreement may be terminated or canceled as follows, and in no other manner:

                  (a) By either Party upon and during the continuance of any Default or Event of Default if the terminating Party is not itself in Default (other than a Default that occurs because such Party is rightfully withholding performance in response to the other Party's Default);

                  (b) By the applicable Party pursuant to any provision of this Agreement expressly providing termination rights;

                  (c) By either Party at the end of the initial term or any extension thereof with at least one hundred eighty (180) Days written notice prior to the end of such initial term or extension thereof;

                  (d) By both of the Parties at any time upon mutual written agreement;

                  (e) By EPFS, in the event that the Chaco Plant is permanently shutdown or abandoned; and

                  (f) By Delos, in the event the entire Gathering System is permanently shutdown or abandoned.

         18.3 Rights and Obligations Upon Termination. Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued to the date of such termination or deprive a Party not in default of any right or remedy otherwise available to such Party. Upon termination of this Agreement, the Parties shall retain all other rights and remedies available at Law or in equity.

                                   ARTICLE 19
                         REPRESENTATIONS AND WARRANTIES

         19.1 EPFS Warranties. EPFS represents and warrants to Delos that on and as of the date hereof:

                  (a) It is duly formed and validly existing and in good standing under the Laws of its state of jurisdiction or formation, is in good standing under the Laws of the states of New Mexico and Texas and has full power and authority to carry on the business in which it is engaged and to enter into this Agreement and perform its obligations hereunder;

                  (b) The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite partnership action;

                  (c) The execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein shall not, violate any of the provisions of its organizational documents, any agreements (including without limitation, the Gas Processing Agreements) pursuant to which it or its property is bound or, to its knowledge, any applicable Laws;

                  (d) This Agreement is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of law or equity);

                  (e) With respect to the Gas Processing Agreements, (i) each is in full force and effect; (ii) except for those certain claims and disputes described on Exhibit E hereof, to EPFS' knowledge, EPFS has performed all material obligations therein required to be performed by it, and is not in default under any material obligation of any such agreement; and (iii) to EPFS' knowledge, no other party to any Gas Processing Agreement is in default of any material obligation thereunder;

                  (f) Neither EPFS, nor any part of the Chaco Plant, the Gathering System and/or the Site, (i) is subject to any outstanding injunction, judgment, order, decree, ruling or change or (ii) is the subject of any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to EPFS' knowledge, threatened claim, demand, or notice of violation or liability from any Person, that would prohibit or restrict EPFS in the performance of its obligations and covenants hereunder; and

                  (g) The Gathering System and the Chaco Plant have been operated and maintained in good operating condition and repair (normal wear and tear excepted) and in compliance with all applicable Laws, are free from defects, and are suitable for the purposes for which they are currently used, and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs.

         19.2 Delos Warranties. Delos represents and warrants to EPFS that on and as of the date hereof:

                  (a) It is duly formed and validly existing and in good standing under the Laws of its state of jurisdiction or formation is in good standing under the Laws of the states of New Mexico and Texas and has full power and authority to carry on the business in which it is engaged and to enter into this Agreement and perform its obligations hereunder;

                  (b) The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite limited liability company action;

                  (c) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein shall not, violate any of the provisions of its organizational documents, any agreements pursuant to which it or its property is bound or, to its knowledge, any applicable Laws; and

                  (d) This Agreement is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

                                   ARTICLE 20
                                CONFIDENTIALITY

         20.1 Confidential Information. During the term of this Agreement, each Party shall maintain the confidentiality of the terms and conditions of this Agreement and all information and data exchanged by the Parties pursuant to or in connection with this Agreement and shall not disclose such information to any third party, except with respect to disclosure
(i) pursuant to the sale or other disposition (directly or indirectly) of facilities which are the subject matter of this Agreement, (ii) pursuant to the permitted sale, disposition or other transfer (direct or indirect) of a Party's rights and interest in and to this Agreement, (iii) in conjunction with a merger, consolidation, exchange or other form of reorganization involving a Party, (iv) to lenders, accountants, attorneys, consultants and other representatives of the disclosing Party with a need to know of such information or (v) as may be required in the opinion of such Party's counsel, to comply with orders of any court or governmental agency, or comply with any Laws, rules and regulations of applicable governmental agencies, including without limitation, federal and state securities Laws and authorities; provided, however, that the disclosing Party shall be liable for any disclosure by the receiving person to the extent such disclosure would not be permitted by this Section 20.1 if made by the disclosing Party. Any disclosure of such terms and conditions other than pursuant to (i) - (v) above may be made only with the consent of the other Party. The obligations of confidentiality hereunder shall not apply to any such information which is or becomes due to no fault of the respective Party, generally known to the public, or which was previously known to the respective Party or is received by the respective Party from a third party who the Party reasonably believes is legally free to the disclose such information.

         20.2 Confidentiality Waiver. Either Party may request a waiver of this
Article 20, which waiver shall not be unreasonably withheld or delayed, subject to the Party requesting such a waiver obtaining a written obligation of confidentiality from the third party to whom the information is to be released.

                                   ARTICLE 21
                          DISPUTE RESOLUTION PROCEDURE

         21.1 Submission to the Parties. In the event a Dispute arises between the Parties regarding the interpretation and enforcement of this Agreement ("DISPUTE"), prior to subjecting the Dispute to resolution by mediation or arbitration as provided below, the Parties shall promptly enter into discussions and exert reasonable efforts in good faith to reach a reasonable and equitable resolution of the Dispute. If such Dispute is not resolved within thirty (30) days of commencing such discussions, then the matter shall be promptly referred to the President of each of the Parties to this Agreement for resolution, who shall negotiate in good faith to reach a reasonable and equitable resolution of the issue. If such negotiations between the Presidents of each Party are unable to resolve the Dispute within thirty (30) days of referral to them or such further time as the Parties may mutually agree, then the Parties shall attempt to resolve the Dispute by mediation in accordance with the provisions of Section
21.2 below. If the Dispute is not resolved by mediation within thirty (30) days after the mediator is appointed, or within such longer period as mutually agreed to by the Parties in accordance with Section 21.2 below, or the Parties do not reach prior mutual agreement, then the Dispute shall be exclusively and finally resolved by arbitration in accordance with Sections 21.3 and 21.3(b) below.

         21.2 Submission to Mediator.

                  (a) At any time following thirty (30) days after referral of the Dispute to the Presidents of the Parties or such longer period as mutually agreed to by the Parties in accordance with Section 21.1, either Party may request the appointment of a mediator, following which request the Parties shall forthwith use reasonable efforts to appoint a mediator mutually acceptable to the Parties. If the Parties do not agree on the appointment of a mediator within ten (10) days of such request, then either Party may request the Senior Active District Judge for the Houston Division of the U.S. District Court for the Southern District of Texas, to appoint a mediator who, when so appointed, shall be deemed acceptable to the Parties and to have been appointed by them.

                  (b) Following the appointment of a mediator, the Parties shall submit their Dispute in writing to the mediator. The Parties shall meet with the mediator at such reasonable times as the mediator may require and shall, throughout the involvement of the mediator, negotiate in good faith to resolve their Dispute. All proceedings involving a mediator are agreed to be without prejudice, and the cost of the mediator shall be shared equally by the Parties. If the Dispute is not resolved within thirty (30) days after the mediator is appointed, or within such longer period as mutually agreed to by the Parties, the mediator shall terminate the mediated negotiations by giving notice to the Parties; provided that, the mediator may, at any time during the mediation period, declare an impasse and terminate the mediation. The mediator shall keep confidential all information learned in private caucus with any Party unless specifically authorized by such Party to make disclosure of the information to the other Party. The Parties agree that the entire mediation process shall be kept confidential, and any actions, statements, promises, offers, views and options taken, made or expressed shall be treated as compromise and settlement negotiations and shall not be discoverable or admissible in any proceeding for any purpose. The mediator shall be disqualified as a witness, consultant, expert or counsel for any Party with respect to the Dispute and any related matters.

         21.3 Submission to Arbitration.

                  (a) If the Parties fail to resolve a Dispute by negotiations or mediations, either Party may submit such Dispute to binding arbitration by notifying the other Party (an "ARBITRATION NOTICE"). Arbitration pursuant to this Article shall be the exclusive method of resolving Disputes other than through mutual agreement of the Parties. If a Party refuses to honor its obligations to arbitrate, the other Party may seek to compel arbitration in either federal or state court.

                  (b) Any arbitration conducted under this Article shall be heard by one or more Arbitrators (the "Arbitrators") selected in accordance with this Section 21.3(b). If both of the Parties can agree, the Parties shall jointly appoint a single Arbitrator. In the event that the Parties cannot agree on a single Arbitrator within thirty (30) days after the Arbitration Notice, then Delos shall appoint one Arbitrator and EPFS shall appoint one Arbitrator within sixty (60) days after the Arbitration Notice, and the two (2) Arbitrators shall in turn select a third Arbitrator within ninety (90) days after the Arbitration Notice; provided, that if either of such Parties fails to so appoint its Arbitrator within sixty (60) days after the Arbitration Notice, or if the two Party-appointed Arbitrators fail to appoint a third Arbitrator within ninety (90) days after the Arbitration Notice, the missing Arbitrator or Arbitrators will be appointed from the Large, Complex Case Panel of the

         American Arbitration Association in the manner set forth in, and pursuant to, the Commercial Arbitration Rules of the American Arbitration Association (the "RULES").

                  (c) The Arbitrators shall expeditiously hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Houston, Texas. The arbitration shall be conducted in accordance with the then current Rules to the extent that such Rules do not conflict with the terms of this Agreement.

                  (d) The enforcement of this Agreement to arbitrate, the validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this Agreement to arbitrate, including, without limitation, the issues subject to arbitration, the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this entire Agreement or to enter into this Agreement to arbitrate, allegations of waiver, delay or defenses to arbitrability, and the rules for governing the conduct of the arbitration, shall be governed by and construed pursuant to this
         Section 21.3(d), the Rules, and to the extent not in conflict with the preceding, the Federal Arbitration Act. In deciding the substance of the Parties' Disputes, the Arbitrators shall apply the substantive Laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's Law).

                  (e) Except as expressly provided to the contrary in this Agreement, the Arbitrators shall have the power to gather such materials, information, testimony and evidence requested by the Arbitrators, except to the extent any information so requested is subject to a third-party confidentiality restriction or to an attorney-client or other privilege that would be recognized in a proceeding in the State Courts of Texas. If they deem it necessary, the Arbitrators may propose to the Parties that one or more other experts be retained to assist them in resolving the Dispute. The retention of such other experts shall require the mutual consent of the Parties, which shall not be unreasonably withheld. Each Party, the Arbitrators and any proposed expert shall disclose any relationship to the other Party (or the Arbitrators) and such proposed expert; and any Party may disapprove of such proposed expert on the basis of such relationship. The final hearing shall be conducted within one hundred twenty (120) days of the selection of the third Arbitrator. The final hearing shall not exceed thirty (30) business days, with each Party to be granted one-half (1/2) of the allocated time to present its case to the Arbitrators. All proceedings conducted hereunder and the decision of the Arbitrators shall be kept confidential by the Parties, except as may be required by applicable Law, court proceedings, or the rules of any stock exchange on which shares of such Party or any of its direct or indirect parent companies are listed. The decision (which shall be rendered in writing) of the majority of Arbitrators shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. Only damages allowed pursuant to this Agreement may be awarded. Each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses. The Parties waive their right to any form of appeal or other similar recourse to a court of law; provided, however, notwithstanding anything herein to the contrary either Party may contest the Arbitrator's decision and seek to have the award vacated, modified or corrected in a court of competent jurisdiction based on the grounds that: (i) the decision is not in conformity with the Federal Arbitration Act (9 USC Sections 10-11) or
         (ii) the
         decision was based on an erroneous conclusion of Law. Pending the decision or award, the operations or activities under this Agreement which have given rise to the arbitration need not be discontinued.

                                   ARTICLE 22
                                  MISCELLANEOUS

         22.1 Waiver. No waiver, either express, or by course of dealing or course of performance, of any of the terms and conditions contained in this Agreement, or waiver of any breach of any of the terms and conditions contained in this Agreement, shall be construed as a subsequent waiver of any of the terms and conditions of this Agreement or as a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

         22.2 Assignment. Subject to the provisions of this Section 22.2, this Agreement shall be binding upon the permitted successors and assigns of the Parties hereto. Neither Party shall Transfer its rights or obligations under this Agreement in whole or in part, except with respect to a Permitted Transfer, without the prior written consent of the other Party, which consent may be withheld within the sole discretion of the other Party; provided, however, either Party may make a Permitted Transfer without the written consent of the other Party. No such assignment to any Person shall relieve the transferor of any of its obligations or liabilities, whether accrued, or unaccrued, under this Agreement. Unless otherwise agreed to in writing by all of the other Parties, and except for Permitted Transfers to a mortgagee or other bona fide lien holder, (i) both the transferor and the transferee shall be jointly and severally responsible and primarily liable for the full and timely performance of all covenants, agreements and other obligations and the timely payment and discharge of all liabilities, costs and other expenses arising (directly or indirectly) pursuant to this Agreement and (ii) such Permitted Transfer shall contain express provisions stating that (A) such Transfer is made subject to the terms and conditions of this Agreement, and (B) the transferee agrees to become a party to, and bound by, this Agreement. Any transfer or assignment in violation of this Section 22.2 shall be null and void.

         22.3 Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THAT MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES HERETO AGREE THAT VENUE AND JURISDICTION SHALL LIE IN HOUSTON, HARRIS COUNTY, TEXAS.

         22.4 Construction and Interpretation. Each Party participated extensively in the drafting and review of this Agreement and any rule of construction to the effect that an ambiguity be construed against the drafting Party shall not apply.

         22.5 Counterpart Execution. This Agreement may be executed in one or more counterparts or by ratification, and all such counterparts and ratifications so executed shall be deemed to comprise one fully executed Agreement and each counterpart shall be deemed an original.

         22.6 Entire Agreement; Modification. This Agreement together with the Ancillary Agreement constitute the entire understanding of the Parties relative to the subject matter of this Agreement and of the Ancillary Agreement, and this Agreement and the Ancillary Agreement supersede (i) all prior oral or written proposals or agreements, (ii) all contemporaneous oral proposals or agreements and (iii) all previous negotiations and all other communications or understandings, in each case between the Parties with respect to the subject matter hereof. No amendment, substitution, deletion, or modification of this Agreement shall be of any force or effect unless made in writing and signed by authorized representatives of the Parties hereto, nor shall this Agreement be modified by the acknowledgement or acceptance of a purchase order, invoice or other forms containing additional or different terms, whether or not signed by a Party hereto.

         22.7 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto and the indemnitees described in Article
15. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

         22.8 Exhibits and Schedules. All exhibits, schedules and the like contained herein or attached hereto are integrally related to this Agreement and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, schedules and the like attached hereto, the terms of the body of this Agreement shall prevail.

         22.9 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purpose, the proper officers or directors of the Parties shall take or cause to be taken all such necessary actions.

         22.10 Severability. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is finally determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. A bankruptcy or similar trustee must accept or, to the extent permitted by Law, reject this Agreement in its entirety.

         22.11 Cumulative Rights, Obligations and Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity.

         22.12 Compliance With Laws. This Agreement and the performance of the obligations contemplated herein are and shall be subject to all valid applicable Laws. The Parties are entitled to act in accordance with each such Law. The Parties shall cooperate with respect to compliance with all governmental authorizations or any reasonable exchange or provision of information needed for filing or reporting requirements.

         22.13 Federal Income Tax Consideration. The Parties hereby agree (i) that for federal and state income tax purposes, the Participation and Credit Agreement is a financing lease and EPFS, as sole member of New Chaco, is treated as owner of the Chaco Plant thereunder; (ii) that for federal and state income tax purposes, Delos is or will be treated as having acquired the unrelated parties' interest as Note Holder and Certificate Holder as defined in the Operative Documents; (iii) that this Agreement constitutes a lease from EPFS to Delos for U.S. federal and state income tax purposes; (iv) that this transaction is intended to be a Code section 467 rental agreement providing for prepaid rent and adequate stated interest, within the meaning of Treasury Regulation section 1.467-4(b)(2); (v) that the payment from Delos to EPFS on the Effective Date constitutes "prepaid rent," within the meaning of Treasury Regulation section 1.467-1(c)(3)(ii); (vi) to treat such amount as a Code "section 467 loan" for purposes of section 1.467-4, providing for interest payments from EPFS to Delos as shown on Exhibit F; and (vii) to file all U.S. federal, state and local tax returns consistent with this Section 22.13. Exhibit F reflects the amounts required to be included (and deducted) by each of the Parties under such Treasury Regulations with respect to rent and interest allocations. Delos and EPFS agree that Delos shall, with respect to each Month, become liable for the amount shown on Exhibit F with respect to its use of the Chaco Plant during each such Month.

         22.14 Survival. The representations, warranties, and indemnities given by the Parties shall survive this Agreement without regard to any action taken pursuant to this Agreement, including, without limitation, the execution of any documents affecting an interest in real property or any investigation made by the Party asserting the breach hereof.

         22.15 Conflicts. It is the intent of the Parties that this Agreement will more fully describe the duties and obligations with regard to the processing of Committed Gas at the Chaco Plant. Therefore, in the event of conflict between any of the provisions of this Agreement and any of the Operative Documents, the terms and conditions of this Agreement shall control.

         22.16 Required Consents. The Parties agree that the obligations of the Parties under this Agreement, including any payments hereunder, shall not be effective until, and shall be conditioned upon, consent being obtained from the lenders under the Partnership's revolving credit agreement; provided further, that the Parties agree that Delos may terminate or cancel this Agreement if such lenders' consent is not obtained on or before December 31, 2001, unless otherwise agreed by the Parties.

                                   ***********

                      [Signature Page of Tolling Agreement]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

                                       EL PASO FIELD SERVICES, L.P.


                                       By: /s/ E.R. WEST
                                          --------------------------------------
                                       Name:   E.R. West
                                          --------------------------------------
                                       Title:  Vice President
                                          --------------------------------------



                                       DELOS OFFSHORE COMPANY, L.L.C.


                                       By: /s/ D. MARK LELAND
                                          --------------------------------------
                                       Name:   D. Mark Leland
                                          --------------------------------------
                                       Title:  Senior Vice President
                                          --------------------------------------





                     [Signature Page of Tolling Agreement]